Exhibit 4.30

NEITHER THE SECURITIES REPRESENTED BY THIS NOTE NOR THE SECURITIES ISSUABLE UPON THE CONVERSION OF THIS NOTE HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR ANY STATE SECURITIES LAWS, AND NEITHER SUCH SECURITIES NOR ANY INTEREST THEREIN MAY BE OFFERED, SOLD, ASSIGNED OR OTHERWISE TRANSFERRED UNLESS (1) A REGISTRATION STATEMENT WITH RESPECT THERETO IS EFFECTIVE UNDER THE ACT AND ANY APPLICABLE STATE SECURITIES LAWS, OR (2) AN EXEMPTION FROM SUCH REGISTRATION EXISTS AND THE MAKER RECEIVES AN OPINION OF COUNSEL TO THE HOLDER OF SUCH SECURITIES, WHICH COUNSEL AND OPINION ARE SATISFACTORY TO THE COMPANY, THAT SUCH SECURITIES MAY BE OFFERED, SOLD, PLEDGED, ASSIGNED OR TRANSFERRED IN THE MANNER CONTEMPLATED WITHOUT AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT OR APPLICABLE STATE SECURITIES LAWS.

AMENDMENT No. 4 TO CONVERTIBLE PROMISSORY NOTE

$4,000,000	Athens, Greece
May 29, 2019

This amendment (this “Amendment No. 4”) to a Convertible Promissory Note dated as of March 12, 2015, as amended by Amendment No. 1 dated as of May 14, 2015, as further amended by Amendment No. 2 dated as of September 18, 2017 and as further amended by Amendment No. 3 dated as of March 26, 2019, is entered into by and between Seanergy Maritime Holdings Corp., a corporation organized under the laws of the Republic of the Marshall Islands, (the “Maker”), and investor set forth in Schedule 1 attached hereto, or its respective registered assigns (the “Holder”).

BACKGROUND

WHEREAS, on March 12, 2015 the Maker executed a promissory note in the principal amount of USD$4,000,000 in favour of the Holder (the “Initial Note”);

WHEREAS, on May 14, 2015, on September 18, 2017 and on March 26, 2019, the parties entered into Amendment No. 1, Amendment No. 2 and Amendment No. 3 respectively, pursuant to which certain sections of the Initial Note were amended and restated (the Initial Note, as amended by Amendment No. 1, Amendment No. 2 and Amendment No. 3, the “Promissory Note”);

WHEREAS, in exchange for, among other things, the full and final settlement of unpaid interest in the amount of $155,090.79 accrued under the Promissory Note until March 31, 2019 and the neutralization of the Promissory Note’s interest rate for the period from April 1, 2019 until December 31, 2019, the Maker issued to the Holder 1,823,529 units of the Maker, each unit consisting of (i) one common share, par value $0.0001 per share (a “Common Share”) of the Maker, (ii) one Class B Warrant of the Maker to purchase a Common Share, and (iii) one Class C Warrant of the Maker to purchase a Common Share, for $3.40 per unit, pursuant to the terms of a Securities Purchase Agreement dated as of May 9, 2019 made between the Maker and the Holder;

WHEREAS, each of the parties hereto wishes to amend the interest section of the Promissory Note, as described in detail below; and

NOW THEREFORE, in consideration of the foregoing and for other consideration the receipt and sufficiency of which is hereby acknowledged, the parties hereto intending to be legally bound hereby agree as follows:

AGREEMENT

1. Section 3 of the Promissory Note is hereby deleted in its entirety and replaced with the following:

“3.           Interest. The Maker shall pay interest on the principal amount of this Note, which shall accrue: (i) from 1 April 2019 through 31 December 2019 (inclusive), at a rate of 0% per annum, and (ii) from 1 January 2020 through the Maturity Date, at a rate equal to the aggregate of (a) 5% per annum and (b) the three (3) month London Interbank Offered Rate for deposits in Dollars determined at or about 11.00 a.m. (London time) two business days prior to the first day of each interest period (the “Interest Rate”). Interest shall be payable to the Holder quarterly with the last interest payment falling due for payment on the Maturity Date. In the event of a failure by the Maker to pay any amount on the date on which such amount is due and payable pursuant to this Note and irrespective of any notice by the Holder or any other person to the Maker in respect of such failure, the Maker shall pay interest on such amount on demand from the date of such default up to the date of actual payment at the per annum rate which is the aggregate of: (a) two point fifty per cent (2.50%); and (b) the Interest Rate.”

2. The term “this Note” as used in the Promissory Note shall be read and construed as reference to the Promissory Note, as amended hereby.

3. The parties hereto acknowledge and confirm that other than as amended herein, the Promissory Note shall remain in full force and effect and shall continue to evidence, guarantee and support their respective obligations.

4. Maker’s Representations and Warranties: the Maker hereby warrants and represents to the Holder as follows:

(a) To the best of Maker's knowledge and belief, after giving effect to this Amendment No. 4, no default has occurred under the Promissory Note nor has any event occurred or failed to occur which, with the passage of time or the giving of notice or both, would comprise such a default;

(b) There are no counterclaims or defenses against the indebtedness evidenced by the Note, as modified hereby;

(c) The Maker has full power, authority and legal right to execute this Amendment No. 4 and to keep and observe all of the terms of this Amendment No. 4 to be observed or performed by the Maker; and

(d) There are no actions, suits or proceedings pending or, to the knowledge of Maker, threatened against or affecting the Maker or involving the validity or enforceability of the Promissory Note, at law or in equity, and the Maker is not operating under, or subject to, or in default of, or in violation with respect to, any order, writ, injunction, decree or demand of any court or any governmental authorities.

5. Holder’s Representations and Warranties: the Holder hereby warrants and represents to the Maker that the Holder has full power, authority and legal right to execute this Amendment No. 4 and to keep and observe all of the terms of this Amendment No. 4 to be observed or performed by the Holder.

6. This Amendment No. 4 may be executed by the parties hereto in separate counterparts, each of which, when so executed and delivered, shall be an original, but all such counterparts shall together constitute on and the same instrument. All such counterparts may be delivered among the parties hereto by facsimile or other electronic transmission, which shall not affect the validity thereof.

7. This Amendment No. 4 shall be governed by and construed in accordance with the internal laws of the State of New York (without reference to the conflicts of law provisions thereof). Any dispute regarding this Amendment No. 4 shall be exclusively referred to arbitration in London and conducted in accordance with the Arbitration Act 1996 (England and Wales) or any statutory modification or re-enactment thereof, and the parties agree to submit to the personal and exclusive jurisdiction and venue of such arbitrators. Any and all disputes hereunder shall be referred by the parties hereto to three arbitrators, each party to appoint one arbitrator and the two so appointed shall appoint the third who shall act as chairman of such panel of arbitrators.  Upon receipt by one party of the nomination in writing of such other party’s arbitrator, that party shall appoint its arbitrator within ten days, failing which the decision of the single arbitrator appointed shall apply. The two arbitrators so appointed shall appoint the third arbitrator within ten days, failing which the third arbitrator shall be appointed by the President of the London Maritime Arbitrators Association (“LMAA”) at the time within twenty-one days of the two arbitrators being appointed. The arbitration shall be conducted in accordance with the terms of the LMAA then in effect.  The parties agree that any tribunal constituted under this Amendment No. 4 shall have the power to order consolidation of proceedings or concurrent hearings in relation to any and all disputes arising out of or in connection with the Promissory Note or the other documents contemplated thereby, which involve common questions of fact or law, and to make any orders ancillary to the same, including, without limitation, any orders relating to the procedures to be followed by the parties in any such consolidated proceedings or concurrent hearings. Consolidated disputes are to be heard by a maximum of three arbitrators, each party to have the right to appoint one arbitrator. In case a dispute arises as to whether consolidation is appropriate (including without limitation conflicting orders of relevant tribunals) and/or as to the constitution of the tribunal for any such consolidated proceedings, each party shall have the right to apply to the President for the time being of the LMAA for final determination of the consolidation of the proceedings and/or constitution of such tribunal.

8. Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Promissory Note.

IN WITNESS WHEREOF, the Maker and the Holder have caused this Amendment No. 4 to be executed as of the first date written above.

THE MAKER:

SEANERGY MARITIME HOLDINGS CORP.

By:	/s/ Stamatios Tsantanis
Name:	Stamatios Tsantanis
Title:	Chief Executive Officer

THE HOLDER:

JELCO DELTA HOLDING CORP.

By:	/s/ Alastair Macdonald
Name:	Alastair Macdonald
Title:	Director

SCHEDULE 1

Name and Address of Investor	Principal Amount Owned as of 29 May 2019
Jelco Delta Holding Corp.	$3,800,000
c/o Western Isles Jardine House, 4th Floor, 33-35 Reid Street P.O. Box HM 1431 Hamilton HM FX, Bermuda